Exhibit 99.1

Innovaro, Inc. Receives Delisting Notification from the NYSE MKT

Tampa, FL — (Business Wire) – December 5, 2012 – Innovaro, Inc. (NYSE MKT: INV) has received notice, dated December 4, 2012, that the NYSE MKT LLC intends to proceed with an application to the United States Securities and Exchange Commission to remove the Company’s common stock from listing on the NYSE MKT. This determination, which the Company intends to appeal, was made in light of the NYSE MKT’s position that the Company is not in current compliance with certain standards for continued listing on the NYSE MKT.

Specifically, the NYSE MKT believes that the Company is not in compliance with the following sections of the NYSE MKT Company Guide:

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Section 1003(a)(ii) of the NYSE MKT Company Guide in that the Company reported stockholders’ equity of less than $4,000,000 at September 30, 2012 and losses from continuing operations and/or net losses in its three out of its four most recent fiscal years ended December 31, 2011;

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Section 1003(a)(iii) of the NYSE MKT Company Guide in that the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2012 and had losses from continuing operations and/or net losses in each of its five consecutive fiscal years ended December 31, 2011; and

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Section 1003(a)(iv) of the NYSE MKT Company Guide in that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the NYSE MKT, that the Company will be able to continue operations and/or meet its obligations as they mature.

In accordance with Sections 1009(d) and 1203 of the NYSE MKT Company Guide, the Company plans to appeal the NYSE MKT’s determination by requesting a hearing before a Listing Qualifications Panel. There can be no assurance that the Company’s request for continued listing will be granted or that, if granted, the Company will be able to continue to meet the minimum listing requirements.

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to ensure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available at www.innovaro.com.

Contacts:

Innovaro

Tania Bernier

media@innovaro.com

813-754-4330 x223